Exhibit 10.29

October 21, 2008

Caroline Loewy

Re:	Offer of Employment at Corcept Therapeutics Incorporated

Dear Caroline:

We are very pleased to invite you to join Corcept Therapeutics Incorporated (the “Company”) in the role of Chief Financial Officer.

1. Duties and Responsibilities. Your initial assignment will be as Chief Financial Officer, reporting to me in my role as CEO. You will also be a member of our Executive Team. This offer is for a full time position with a start date of November 28, 2008.

2. Salary. Your initial annual base salary will be $300,000 for full-time employment, payable in accordance with the Company’s customary payroll practice. Salary is subject to periodic review and adjustment by the Company’s management.

3. Bonus. You will be eligible to receive a cash bonus up to 30% of your base salary for calendar year 2009. We expect you to be active in setting the goals for our bonus plan.

4. Location. As a general rule, you will work at the Company’s principal offices in Menlo Park. Your position may also require occasional travel to other locations as may be necessary to fulfill your responsibilities. The Company will reimburse your reasonable and necessary travel expenses under its standard travel reimbursement policy.

5. Medical, Dental and Insurance Benefits. You will be eligible to receive the Company’s standard employee benefits package. Information regarding our current benefit plans can be discussed with Mark Strem, our Director of Business Operations, by calling him at 650-688-8809.

6. Other Benefits. You will receive the same benefits, including separation and change of control benefits currently in place for the rest of senior management.

7. Vacation and Holidays. You will accrue vacation at the rate of three (3) weeks per year, assuming full-time employment. You also will be entitled to take all paid holidays under the Company’s then-current schedule.

October 21, 2008

8. Stock Option. The executive management of the Company will recommend that the Board of Directors grant you a stock option to purchase 800,000 shares of the Company’s Common Stock under the terms of the Company’s 2004 Stock Option Plan. We will endeavor to have our Board of Directors approve the grant of the award with the following terms:

The exercise price for this option will be based on the closing price of the Company’s stock as of the date of Board Approval, or the first day of your employment, whichever occurs later.

Following your formal written acceptance of the stock option award, the option will become vested according to the following schedule:

(a)	25% of the option shares will vest after one year of continuous employment; and

(b)	an additional 1/48th of the option shares (2.0834% of the total option grant) will vest each succeeding month during the term of the option, so that the entire option is vested after four years of continuous employment.

If at any time in the future your employment status changes from full-time to part-time, there will be a proportionate reduction of the option shares that have not yet vested at the time of such change in status.

9. Confidential Information; Employee Inventions and Confidentiality Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company’s standard form of “Employee Inventions and Confidentiality Agreement.” A copy of this agreement will be given to for your review upon your arrival at Corcept. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

10. At-Will Employment. While we look forward to a long and mutually beneficial relationship, should you decide to accept our offer you will be an “at-will” employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit or incentive program does not assure continuing employment for any particular period of time.

October 21, 2008

11. Authorization to Work. Federal government regulations require that all prospective employees present documentation of their identity and demonstrate that they are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact Mark Strem, our Director of Business Operations at 650-688-8809.

12. Complete Offer and Agreement. This letter contains our complete understanding and agreement regarding the terms of your employment by the Company. There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company.

13. Start Date; Acceptance of Offer. We hope that you will accept this offer promptly, and begin your full-time employment at Corcept Therapeutics by November 28, 2008. If our offer is acceptable to you, please sign the letter in the space indicated and return only that page to me via fax at 650-327-3218.

As we have discussed, Caroline, our team was impressed by your accomplishments and potential, and we are enthusiastic at the prospect of you joining us. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Corcept Therapeutics Incorporated.

Very truly yours,

/s/ Joseph K. Belanoff
Joseph K. Belanoff
Chief Executive Officer

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by Corcept Therapeutics Incorporated on the terms described in this letter.

Signature: /s/ Caroline M. Loewy

Date: November 28, 2008

My start date will be: November 28, 2008